Exhibit 14.1

RYDE GROUP LTD

CODE OF BUSINESS CONDUCT AND ETHICS

As adopted by the Board of Directors, effective [●], 2023

Ryde Group Ltd (the “Company”) is committed to conducting its business in accordance with the highest standards of business conduct and ethics, and applicable laws, regulations, rules and standards. This Code of Business Conduct and Ethics (this “Code”) is designed to help to foster a culture of honesty and accountability by setting forth principles that govern how the Company does business, guidance in dealing with ethical issues and mechanisms to ask questions and report concerns. In addition, this Code does not reflect all policies and procedures of the Company, certain of which are set forth in other policies that are available either in the Employee Handbook or upon request directed to the Company’s Human Resources.

Applicability and Certification

This Code applies to all employees, officers and directors of the Company, including all employees, officers and directors of the Company’s subsidiaries (collectively referred to herein as “you”), and applies whether you are working at the Company’s premises or at any other location, including working remotely. In addition, the Company seeks to do business with agents, consultants, contractors, suppliers and other third parties who act in a manner consistent with this Code.

You are required to become familiar with this Code and conduct yourself honestly, ethically and in compliance with applicable laws, regulations and standards and the Company’s policies. You are required to certify, upon joining the Company and annually thereafter, as to your compliance with this Code.

Asking Questions and Raising Concerns

There may be times when you are faced with a difficult situation not specifically addressed in this Code or other policy. If you are ever unsure about the right thing to do in a business situation, you should seek guidance. In addition, you have a responsibility to promptly report if you know of or suspect misconduct. Reporting concerns contributes to the Company’s ethical culture and helps the Company promptly address situations that, if left unaddressed, could adversely impact the Company and others.

The Company is committed to fostering an environment in which all employees are encouraged to ask questions and raise concerns about any potential, suspected or known violation that has occurred, may occur and/or is occurring of any applicable law, regulation, rule or standard, this Code or any other Company policy, free from fear of discrimination, harassment or other forms of retaliation.

Reports or concerns may be made confidentiality or anonymously through the Reporting Email. These reporting mechanisms are designed to protect confidentiality and requested anonymity while providing the Company with information so that it can investigate reports of actual or suspected misconduct as appropriate.

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Reporting Concerns

Any person may report a concern in writing or orally by communicating it to one of the following:

●	Your manager
●	Human Resources
●	For accounting, auditing and financial disclosure related concerns: Audit Committee, Ryde Group Ltd., Duo Tower, 3 Fraser Street, #08-21, Singapore 189352, Attention: Audit Committee Chair, Attention: Audit Committee Chair
●	Reporting Email at whistleblowing@rydesharing.com (written reporting only)

If you submit a concern orally to your manager Human Resources or the Audit Committee, you should request written acknowledgment that you have submitted a concern.

If you make your report to the Reporting Email, the Human Resources or Audit Committee (for accounting, auditing and financial disclosure related concerns) will take your initial report and handle gathering any follow-up information. You will be assigned a case number that will serve as confirmation of your submission and facilitate the providing of additional information if needed or requested. The initial report and any additional information are then communicated to the Company.

All reported concerns will be reviewed by the Human Resources, and concerns regarding accounting, auditing and financial disclosure will also be communicated to the chair of the Audit Committee.

Confidential Reporting

You may request that your report of a concern through any of the channels listed above be treated confidentially subject to the Company’s interests in properly investigating the concern and/or taking other action to protect the health and safety of individuals and the Company’s interests.

Anonymous Reporting

You may also report concerns anonymously to:

●	For accounting, auditing and financial disclosure related concerns: Audit Committee, Ryde Group Ltd., Duo Tower, 3 Fraser Street, #08-21, Singapore 189352, Attention: Audit Committee Chair
●	Reporting Email at whistleblowing@rydesharing.com (written reporting only)

If you submit a concern anonymously, please ensure that you provide sufficiently detailed information to enable the concern to be properly investigated (including, for example, details relating to the facts underlying the concern and the person(s) involved).

If you choose to make your report anonymously to the Reporting Email, the Human Resources or Audit Committee (for accounting, auditing and financial disclosure related concerns) will take your initial report and handle gathering any follow-up information. The initial report and any additional information are then communicated to the Company without disclosing any information about you. You will be assigned a case number that will serve as confirmation of your submission and facilitate the providing of additional information if needed or requested.

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All anonymously reported concerns will be reviewed by the Human Resources, and concerns regarding accounting, auditing and financial disclosure will also be communicated to the chair of the Audit Committee.

While the Company encourages internal reporting to the Company of concerns, nothing in this Code restricts or limits your ability to report concerns directly to a regulatory agency.

Protection for Reporting Concerns / Anti-Retaliation Policy

Certain laws and regulations prohibit retaliatory action against employees who report potential wrongdoing in certain circumstances. The Company prohibits retaliation against employees for reporting concerns in good faith or for participating in an investigation. Making a report in “good faith” means that you have provided all the information you have and that you reasonably believe there has been a possible violation of applicable law, regulation, rule or standard, this Code or any other Company policy, even if your report turns out to be unsubstantiated. Retaliation includes any unfavorable job action (such as termination, demotion, suspension, discipline, reduced hours, transfer or adverse compensation action), threat, harassment or other discrimination in the terms and conditions of employment.

Retaliation is a violation of this Code and the Policy for Reporting Concerns and may also violate the law. Any retaliation should be reported in accordance with this Code and the Policy for Reporting Concerns.

Accountability for Code Violations

Because this Code is a key component of the Company’s compliance program and plays an integral role in safeguarding the Company’s ethical culture and reputation, Code violations may result in serious disciplinary action—up to and including termination where permitted by law. In appropriate cases, the Company may also refer misconduct to the proper authorities for prosecution. This may subject the individuals involved to civil and/or criminal penalties.

Waivers

Any waiver of this Code for an officer or a director must be granted in writing by the Audit Committee and shall be publicly disclosed in accordance with applicable law and regulations. Waivers for other employees must be granted in writing by the Chief Executive Officer.

Refer to the Policy for Reporting Concerns and the Employee Handbook for more information about asking questions and reporting concerns, including confidential reporting and investigations.

MAINTAINING A SAFE AND FAIR WORKPLACE

Fair Employment

The Company is committed to providing a work environment in which each individual is treated with fairness and respect and without discrimination or harassment. This applies to recruiting, hiring, compensation, benefits, training, termination, promotions or any other terms and conditions of employment.

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Do:

●	Seek out skilled individuals with integrity from a diverse range of cultural and educational backgrounds
●	Promote a workplace that allows each employee, officer or director the opportunity to develop his or her full potential to strengthen the Company
●	Make merit-based employment decisions
●	Abide by wage and hour laws and regulations in the locations where the Company does business

Do Not:

●	Discriminate against Company or non-Company personnel with whom the Company has a business relationship with regard to race, color, religion, disability, sexual orientation, gender, gender identity and expression, national origin, citizenship status, military service or reserve or veteran status, marital status, age or other characteristic protected by law
●	Employ children or forced labor or do business with third parties who do

Non-Harassment

You must not harass others or create or allow an unprofessional, offensive or hostile work environment. Harassing behavior may be sexual or non-sexual and can include, for example, epithets, slurs, stereotyping, insulting jokes, unwelcome sexual advances or physical contact, offensive or sexually suggestive comments, touching, requests for sexual favors or the display or circulation of offensive or degrading images, text or other material.

Safe and Healthy Workplace

Employees, officers and directors of the Company each have a responsibility to the Company and to each other to promote a safe and secure workplace for all employees. It is your responsibility to know and follow the safety policies, procedures and local laws that apply to your job. You must ensure work areas are secured and free from hazards and workplace violence and report accidents, injuries and unsafe equipment, practices or conditions.

Employees, officers and directors of the Company must not use, possess or be under the influence of alcohol, illegal drugs or any substance that could interfere with safely performing your work. While alcohol may be served at certain Company functions, you are reminded to consume at reasonable limits and to maintain a high level of professionalism at such functions.

You must not possess, use or distribute pornographic, racist, sexist or otherwise offensive materials on the Company’s property or use the Company’s property or networks to obtain or view such information.

Refer to the Employee Handbook for more information about maintaining a safe and fair workplace and other employment policies.

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ACTING IN THE COMPANY’S BEST INTERESTS

Conflicts of Interest

A conflict of interest occurs when your personal interests interfere, or appear to interfere, with the interests of the Company as a whole. Conflicts of interest can make it difficult for personnel to perform their jobs objectively and effectively. In general, you must avoid, where possible, any interest, investment or association in which a conflict of interest, or the appearance of a conflict, might arise.

This Code requires the ethical handling of conflicts that cannot be avoided. Any situation, transaction or relationship that you are involved in that may give rise to an actual, apparent or potential conflict of interest must be disclosed in advance to and, if appropriate, approved by (a) for officers and directors, the Audit Committee and (b) for other employees, the Human Resources.

Examples of Conflicts of Interest

●	Directly supervising a family member
●	Competing with the Company
●	Using Company property, information or position for personal gain
●	Engaging in a close personal relationship with someone in your department
●	Overseeing a customer or supplier in which a family member is the key contact/decision maker
●	Receiving a gift from a third party while negotiating, or during the course of a contractual relationship, on the Company’s behalf

See also the “Gifts and Entertainment” section below.

Corporate Opportunities

You are required to advance the Company’s legitimate business interests whenever possible. This means that you must not take for yourself any business opportunities that you discover through the use of Company property or information or through your position with the Company, unless disclosed in advance to and, if appropriate, approved by (a) for officers and directors, the Audit Committee and (b) for other employees, the Human Resources.

Political and Charitable Contributions

The Company allow you to give personal time and funds to support the political candidates and charitable causes of your choice. However, employees, officers and directors of the Company cannot use Company resources or the Company’s name when making contributions to, or involving themselves in, such activities without first obtaining approval. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing in advance by the Chief Executive Officer. Payments of corporate funds to any charitable organization or cause may be made only if approved in advance by the Chief Executive Officer.

Refer to the Related Person Transaction Policy and the Employee Handbook for more information about conflicts of interests and outside employment.

PROTECTING COMPANY ASSETS AND INFORMATION

Refer to the Employee Handbook for more information regarding the software code of ethics, computer and security systems, and your obligations related to the Company’s assets and information.

Employees, officers and directors of the Company must ensure the proper and efficient use of Company property and protect it from theft, damage, loss and misuse. “Company property” includes the Company’s physical and intangible assets, such as facilities, equipment, vehicles, software, computers, funds and supplies, as well as the Company’s network and computer systems; power and energy sources; ideas and innovations; and confidential information and data.

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Technological Equipment

Employees, officers and directors of the Company must use the Company’s technological equipment for business purposes and to serve the Company’s interests. This equipment includes computers and related equipment, smart phones and tablets, software, information technology systems, networks and storage media. The Company owns or has been licensed to use the technology you use in the Company’s businesses, including hardware, software and computer systems. You are responsible for taking proper security precautions when using the Company’s networks and information technology systems. Be sure to secure your computers, phones, tablets and other devices properly when unattended. Before sending information considered sensitive or vulnerable, you should password protect or encrypt the information.

Confidential Information

Confidential information is an important Company asset. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or other companies with which the Company does business, if disclosed. This includes all information, in any format, that the Company has a legitimate business interest in protecting. Confidential information includes technology, products, concepts, valuable ideas, trade secrets, technical information, strategies, business and product plans, customer and employee information, as well as other non-public information about the Company (whether or not material to the Company) or that might be of use to competitors or harmful to the Company, its customers, suppliers or other stakeholders if disclosed. Confidential information may also include information received from or relating to third parties with which the Company has or is contemplating a relationship, such as current or potential customers, operators, suppliers or strategic partners, and, in addition, may consist of the fact of such relationship or contemplation of such relationship.

You must maintain the confidentiality of information entrusted to you by the Company or companies with which the Company does business, except when disclosure is authorized or legally mandated.

The obligation to treat information as confidential does not end when an individual leaves the Company. Upon separation from the Company, everything that belongs to the Company, including all documents and other materials containing confidential information, must be returned.

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Do:

●	Carefully guard against disclosure of confidential information to people outside the Company (including but not limited to family members and business or social acquaintances)
●	Provide confidential information only to co-workers or outside third parties who have a need to know for business purposes or where such disclosure is legally mandated under the guidance and direction of the Human Resources Use nondisclosure agreements when you need to disclose confidential information to outside third parties
●	Use confidential information received from outside third parties only for the specific purpose for which it was disclosed and consistent with the terms of the applicable nondisclosure agreement
●	Comply with applicable privacy, information security and data protection laws that govern the handling of private and sensitive information (see the “Data Privacy and Protecting Employee Data” section below for more information)
●	Return all confidential information in your possession when you leave the Company, wherever that information is located

Do Not:

●	Use confidential information for your own personal benefit or the personal benefit of persons inside or outside the Company
●	Discuss confidential information in places (public or otherwise) where outside parties can overhear you such as taxis, public transportation, elevators or restaurants
●	Ask new employees for confidential information about, or acquired at or from, their former employer

In addition, if you have signed a confidentiality agreement with the Company, refer to that agreement for more information regarding your specific obligations in relation to confidential information.

Intellectual Property

Patents, copyrights and trademarks are legal terms that define when an invention, product, written work or name is owned by an individual or company and use of these by others is prohibited without express permission. Ownership rights in patents, copyrights and trademarks are granted on a country-by-country basis. You may sometimes develop ideas, processes and technology on the Company’s behalf or in the scope of your work for the Company that will be protected by patents, copyrights, trademarks or trade secret laws. This “intellectual property” usually belongs to the Company, depending on the situation. As required by law and the terms of your employment, each of you agrees to assign the rights to any such intellectual property to the Company.

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Do:

●	Obtain express permission from the owner before using patents, copyrights and trademarks belonging to others
●	Obtain authorization from the author or owner before copying or using proprietary data, product drawings, user manuals, names or software created by someone else
●	Communicate with the IT Department prior to downloading any software to your Company computer

Do Not:

●	Plagiarize or make inappropriate use of articles or materials published by others
●	Download, open or use computer software for which there are no software licensing agreements, which could violate copyright laws or that does not have a business purpose

Data Privacy and Protecting Employee Data

The Company protects personal data through organizational and technical measures including IT security tools, restrictions on access to the data and physical security measures to help prevent unauthorized or unlawful access, disclosure, loss, destruction or damage. The Company accesses and uses personal data only for legitimate business purposes and maintains appropriate access controls and use limitations. Only those individuals who need the data to accomplish a business objective should have access to personal data and only for as long as they need it to accomplish the objective.

You are required to follow all applicable privacy, information security and data protection laws that govern the handling, use and retention of personal data, which means any information that, standing alone or in connection with other data, could be used to identify the individual to whom the information relates. Some information is particularly sensitive personal data, such as health information, government identification numbers and compensation data, and is subject to even further protections.

Any collection, storage, processing, transfer, sharing or use of personal data must be done in a manner that protects such data from inadvertent or unauthorized access, use, disclosure, loss, destruction or damage, and any authorized disclosure or use must be in compliance with local laws.

Refer to the Employee Handbook for more information about Data Privacy and protecting Employee Data policies.

Electronic Communications

The Company provides resources such as computers, phones and other physical assets to enable you to conduct business. While you are permitted limited personal use of these assets, such personal use should not detract from the performance of your duties or violate any Company policy or applicable law.

You must not use these resources to improperly disclose or misuse the Company’s confidential information, conduct illegal activities, access or download obscene or sexually explicit material, or communicate discriminatory, harassing or threatening messages. You have no expectation of personal privacy in connection with the use of Company resources unless otherwise permitted by law. The Company reserves all rights, to the fullest extent permitted by applicable law, to monitor and review any messages, internet browsing history and other information sent, received or viewed using Company resources.

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Do:

●	Keep personal data secure and confidential at all times
●	Maintain accuracy of personal data
●	Only collect data that is relevant to the purpose for which it is collected

Do Not:

●	Share personal data with anyone who does not have a relevant and legitimate business responsibility related to the data
●	Retain personal data longer than necessary to complete business objectives or meet legal requirements
●	Transfer data outside the country in which it was collected without guidance from Human Resources (supervised by the Chief Executive Officer unless another person has been designated by the Board)

Records Management

In the course of its business, the Company produces and receives large numbers of records, both paper and electronic. You are required to comply with the policy regarding how long you should retain records and when and how you should dispose of them. The Company’s policy is to identify, maintain, safeguard and destroy or retain, as applicable, all records in the Company’s possession on a systematic and regular basis.

If you are notified that documents and records in your possession are relevant to any pending or contemplated litigation or an investigation or audit, do not alter, delete or destroy the records, and follow the guidelines set forth in the notification. This may require you to affirmatively preserve from destruction all relevant records that, without intervention, would automatically be destroyed or erased (such as emails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company.

Refer to the Employee Handbook for more information about maintaining books and records and other record management policies.

Responding to Inquiries

To ensure that the Company speaks with one voice and has a consistent message, only designated spokespersons within the Company are authorized to make certain statements to the public on behalf of or about the Company. If you are contacted by anyone outside the Company seeking information about the Company and you have not been expressly authorized by the Chief Executive Officer or the Chief Financial Officer to provide such information, you should refer the request to the Chief Financial Officer or Investor Relations. Requests for information from regulators or the government should be referred to the Chief Financial Officer.

COMPLY WITH APPLICABLE LAWS, REGULATIONS AND RULES

Accurate Books and Records

All Company documents must be completed accurately and in a timely manner, including all personnel, time, safety, travel and expense reports. When applicable, documents must be properly authorized. You must not make false or misleading entries, records or documentation.

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The Company’s financial activities must be recorded in compliance with all applicable laws and accounting practices, and the Company’s internal controls, to enable full, fair, accurate, timely and understandable disclosures.

Refer to the Employee Handbook for more information about maintaining books and records and other record management policies.

Insider Trading

You are generally prohibited by Company policy and by law from buying or selling publicly traded securities for any purpose at a time when you are in possession of “material nonpublic information.” This conduct is known as “insider trading.” Passing such information on to someone who may buy or sell securities – known as “tipping” – is also illegal. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security.

Under the Company’s Insider Trading Policy, officers, directors and certain employees are also subject to blackout periods during which they are generally prohibited from buying or selling Company stock or other derivative Company securities.

Examples of Material Information

●	Financial results or internal financial information
●	A significant expansion or curtailment of operations
●	Major changes in lines of business, including significant new services or products
●	Significant financing transactions or borrowings, such as a significant drawdown on a credit facility or a securities offering
●	Matters relating to cash dividends, stock repurchases or stock splits
●	Major transactions, such as mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets
●	Change in the auditor or a significant notification from an auditor
●	Major changes in directors or senior management
●	Major litigation, expected major litigation and related developments
●	Significant internal or external investigations, including government investigations, and related developments

See the Company’s Insider Trading Policy for more information.

Anti-Money Laundering

Money laundering is the process by which individuals or entities move criminal funds through the financial system in order to hide traces of their criminal origin or otherwise try to make these funds look legitimate. The Company is committed to complying fully with all applicable anti-money laundering laws.

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Examples of Money Laundering “Red Flags”

●	Payments made in currencies other than those specified in the invoice
●	Attempts to make large payments in cash (i.e., physical currency)
●	Payments made by or to a third party not involved in the contract or an account other than the normal business relationship account
●	Requests or attempts to make payments for each invoice or group of invoices through multiple forms of payment
●	Requests to make an overpayment

Fair Dealing

The Company depends on its reputation for quality, service and integrity. You are required to deal truthfully with the Company’s customers and business partners, without manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. You must not make false or misleading statements about the Company’s competitors or their products or services.

Bribery and Corruption

Offering or paying bribes to win business or obtain an unfair advantage is unacceptable no matter where the Company is doing business, even if business is lost or difficulties are encountered as a result (for example, delays in obtaining permits or licenses). Offering, paying, accepting or soliciting bribes, kickbacks, payoffs, inducements and other corrupt payments may expose individuals and the Company to civil and/or criminal liability.

A “bribe” is anything of value offered, promised or given directly or indirectly to improperly influence the actions of a third party in order to obtain or retain business or gain a business advantage. Bribes may include money in any form (including cash equivalents), gifts, travel or other expenses, entertainment or other hospitality, below-market loans, discounts, favors, business or employment opportunities, political or charitable contributions, or any direct or indirect benefit. The Company does not permit “facilitating payments” to expedite the routine performance of legitimate duties, except in extraordinary circumstances as approved by the Human Resources.

You must not engage in corruption, extortion or embezzlement in any form with any third party, public or private, whether offered, paid, accepted or solicited directly by the Company’s employees or indirectly through third parties. You must not use agents, consultants, independent contractors or other third parties to do indirectly what you cannot do directly under this Code or applicable laws, rules and regulations.

Gifts and Entertainment

Gifts and entertainment can foster positive business relationships but may create an inappropriate expectation or feeling of obligation or give rise to a conflict of interest. Care must be exercised when giving gifts or extending hospitality to avoid being perceived as trying to influence a decision or outcome. You are required to understand and abide by this Code and the law when offering or accepting any gifts or entertainment from customers, suppliers, other business partners, government officials or their family members.

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You are required to obtain approval from the Human Resources when offering or accepting gifts or entertainment (a) of any amount to any government official and (b) exceeding $100 in value.

When working with potential or existing government customers, it is critical that you abide by the various laws, regulations and rules that apply to government contract work. These rules are often much more strict and complex than those that govern the Company’s sales to commercial customers. If you work on projects involving government agencies, it is your responsibility to know and follow the particular rules that apply to those customers and their projects.

Do:

●	Only accept unsolicited gifts and entertainment that are customary and commonly accepted, not excessive in value and given and accepted without an express or implied understanding that you are in any way obligated by your acceptance of the gift or entertainment
●	Ensure that any gifts and entertainment offered by the Company are in connection with Company business, in good taste, customary and commonly accepted, and not excessive in value

Do Not:

●	Accept any gifts or entertainment that could influence or be perceived to influence their business decisions on behalf of the Company
●	Request or ask for gifts or entertainment from people doing business with the Company
●	Accept any gift of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount
●	Offer any gift or entertainment that would violate the other party’s gift and entertainment policy

External Employment

Employees are expected to give their full and undivided attention to their Company duties. Employees shall not engage in any other employment (whether for remuneration or otherwise) without the prior written approval of the Human Resources, nor participate in any activities (whether profit-making or non-profit) which are against the Group’s interests or which will affect their performance at work.

Competition Laws

Competition laws are designed to promote a free and open marketplace by prohibiting arrangements with competitors that restrain trade. You must not enter into any anti-competitive arrangements, such as agreements with competitors that affect prices, costs, terms or conditions of sale, the markets in which you and/or they will compete, or customers or suppliers with whom you and/or they will do business.

Trade Controls

You are required to comply with all applicable trade laws and economic sanctions laws and regulations. These laws generally apply to the import, export and transfer of certain products and technology by U.S. companies.

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Environment and Human Rights

The Company is committed to creating economic value for shareholders and customers through sustainable practices that protect the long-term well-being of the environment, the Company’s employees and the communities in which the Company operates.

You are required to comply with all applicable environmental laws, regulations and standards, and minimize any adverse impact on the environment. You must also endeavor to conserve natural resources and energy, and reduce or eliminate waste and the use of hazardous substances.

To enable the Company to conduct business in a way that respects and upholds fundamental human rights, you are required to comply with laws, regulations and standards that relate to human rights topics such as equal employment opportunities, freedom of association, child and forced labor, human trafficking and health and safety. See the “Maintaining a Safe and Fair Workplace” section above for more information.

Neither the adoption of this Code nor any description of its provisions constitutes a representation of full compliance with this Code. This Code does not, in any way, constitute an employment contract or an assurance of continued employment. This Code is not intended to create any third-party rights and should not be construed to do so.

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CERTIFICATION

I hereby certify that I have received and read the Ryde Group Ltd Code of Business Conduct and Ethics (the “Code”). I understand the Code’s contents, am in compliance with the Code and agree to continue to comply with the Code.

Signature

Printed Name

Title

Date